                                 EXHIBIT 11.1

              TSI INTERNATIONAL SOFTWARE LTD.

             COMPUTATION OF EARNINGS PER SHARE

                                                    Three Months Ended
                                                          March 31,
                                                 ------------------------
                                                     1999       1998
                                                 -----------  -----------
Weighted average common shares
 outstanding                                      22,838,864   18,088,808
Dilutive effect of stock options and Warrants      3,679,710    3,566,464
                                                 -----------  -----------
Weighted average common and common
 equivalent shares outstanding - Diluted          26,518,574   21,655,272
                                                 ===========  ===========
Net Income (loss)
Per Share Amount - Basic                         $     (0.01) $      0.05
  - Diluted                                      $     (0.01) $      0.04

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